EXHIBIT 99.1

NEWS RELEASE                                                 Contact:  Lisa Mayr
For Immediate Release                                   Vice President, Investor
February 27, 2007                                  Relations and Capital Markets
                                                                  (703) 744-1787

          SUNRISE REPORTS PRELIMINARY SELECTED FINANCIAL AND OPERATING
                          DATA FOR FOURTH-QUARTER 2006

                   OPENS A RECORD 30 NEW COMMUNITIES IN 2006;
                    GROWS REVENUES UNDER MANAGEMENT 9 PERCENT

        McLean, Va.--Sunrise Senior Living, Inc. (NYSE: SRZ), today reported preliminary selected financial and operating data for the quarter ended December 31, 2006 and provided an update on its pending restatement.

        "Despite the challenges related to our financial restatement, the past year has been one of the most successful in our 25-year history from both operational and strategy execution perspectives," said Paul Klaassen, chairman and CEO of Sunrise Senior Living. "We had a record number of openings with 30 new communities, we made a number of significant acquisitions, we recently launched a $1 billion venture in Europe and we are serving more seniors than ever. I am also pleased to report that we continue to make progress toward the completion of our pending restatement and plan to submit our recast financial information to the SEC shortly. In the meantime, we continue to remain focused on operations and our mission to improve quality of life for seniors."

OPERATIONAL HIGHLIGHTS

        o At December 31, 2006, Sunrise operated 440 communities in four countries and 40 states, with capacity for more than 52,000 residents, making Sunrise the largest global provider of senior living services.

        o Sunrise opened nine new communities in the fourth quarter of 2006, for a total of 30 openings during the year. Sunrise had four construction starts during the quarter and currently has 41 communities under construction, with capacity for approximately 6,000 residents.

        o Revenue under management increased approximately 9 percent to $576.1 million in the fourth quarter of 2006 compared to $529.7 million in the prior year period. This revenue growth occurred despite the loss of 30 Five Star management contracts, representing a reduction in revenues under management of $38 million for the quarter. Revenue under management includes revenues generated by Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. Revenue under management increased due to new openings, acquisitions, increases in occupancy and increases in average daily rates.

        o   Sunrise made three strategic acquisitions during the year:

                1. On August 1, 2006 Sunrise acquired three San Francisco Bay Area continuing care retirement communities for approximately $28 million.

                2. On September 15, 2006, Sunrise acquired Trinity Hospice, the eighth largest hospice provider in the United States, for approximately $73 million. During the five months since the acquisition, hospice census has increased 7 percent.

                3. On September 27, 2006, a Sunrise and GE Healthcare Financial Services venture acquired six Aston Gardens communities for $460 million.

        o Same-community revenues continued to grow during the fourth quarter, increasing 5.7 percent and largely reflecting increases in rates. During the fourth quarter, occupancy rates remained very strong at
            93.9 percent for the same-community owned portfolio. Average daily rates for the same-community owned portfolio increased 5.9 percent from $140.13 to $148.41 over prior-year fourth quarter. These increases resulted from increases in pricing for existing services as well as from offering additional services to residents.

        o Same-community operating expenses increased 5.8 percent in the fourth quarter of 2006 over the prior-year period, primarily reflecting increases in labor hours and higher property insurance costs. Labor hour increases were partially driven by providing higher levels of care, resulting in an increase in net income per resident.

        o During the fourth quarter of 2006, Sunrise received $40 million from Five Star Quality Care, Inc. related to the buyout of its remaining 7 management contracts with Sunrise. During 2005 and 2006, Sunrise received a total of $213 million from Five Star for the buyout of 30 management contracts. These contracts represented 30 of the 126 contracts acquired as part of the Marriott Senior Living Services acquisition for $150 million in cash and the assumption of liabilities in 2003. The buyout rights in these management contracts were unique and were not related to Sunrise's performance at any of these communities.

        o At December 31, 2006, Sunrise had approximately $200 million in cash and cash equivalents and approximately $160 million in debt, excluding the impact from Sunrise's accounting review.

In addition to the 2006 highlights above, on January 11, 2007, Sunrise and Prudential Real Estate Investors (PREI(R)) announced the formation of a $1 billion joint venture to develop an estimated 18 assisted living communities in the United Kingdom. This new development venture will add to the 12 communities already opened and 7 under construction in the UK.

UPDATE ON PENDING RESTATEMENT

        "Sunrise is near submission of its recast financial information for the years 2003, 2004 and 2005 to the SEC for its review," said Brad Rush, chief financial officer. "We look forward to completing this key step in the process and we are pleased to have done so without compromising the success of our operations. We believe the majority of our stakeholders - capital partners, lenders, stockholders, team members and residents - understand that the restatement relates to the timing of income recognition, and not the existence of the income itself. We appreciate their support and look forward to bringing this exhaustive process to a conclusion as quickly as possible."

        As previously disclosed, Sunrise is undergoing the restatement of its financial statements for the years ended December 31, 2003, 2004 and 2005 primarily to adjust the accounting treatment related to ventures that contain partner preferences and the timing of sale accounting and recognition of income from sales of real estate.

        The cumulative impact of the restatement is anticipated to reduce net income for all periods impacted, including 1999 through 2005, by approximately $98 to $107 million. Approximately 50 percent of this amount relates to the periods from 1999 through 2002 and the remainder during the periods 2003 through 2005. The Company expects the substantial majority of the reduction to be recorded as income during 2006 through 2008. This income will be recorded through the extinguishment of obligations and/or the sale or refinance of impacted ventures.

        Sunrise reiterated that the restatement does not affect Sunrise's cash flow or the cumulative amount of profits and losses it generates from its venture partnerships or sales of real estate, but rather the timing of the income it recognizes.

        Below is a review of the significant issues that are being addressed in the restatement as well as recent estimates of net income amounts to be adjusted:

        o Allocation of profits and losses in those ventures in which Sunrise's partners receive a preference on cash flow. This area of review has focused on the timing of both the recognition of profits and losses from ventures and the recognition of development profit from ventures in which our partners receive a cash flow preference. Sunrise will account for its equity in earnings of unconsolidated ventures by a method known as Hypothetical Liquidation at Book Value
            (HLBV), rather than on its historical method based upon percentage of equity ownership. The principal difference between the two methods is that HLBV presumes liquidation at the depreciated book value in considering cash flow preferences when allocating income and losses, while historically Sunrise has allocated profits and losses on the basis of percentage of equity ownership. The impact of this restatement will require Sunrise to record additional losses in prior periods for those ventures with cash flow preferences. The loss of income from the restatement results in a lower carrying value of the investment, which in turn, results in greater income when the venture is recapitalized, refinanced or sold. In the future, Sunrise will no longer offer capital preferences on cash flows for its ventures. Based on preliminary management estimates, the impact of this adjustment is expected to be a reduction of net income for the periods 1999 through 2005 by approximately $5 million to $8 million. The substantial majority of this reduction in income is expected to be recorded as income during the periods 2006 through 2008, when the ventures are sold or refinanced.

        o Effect of certain Sunrise guarantees and commitments on timing of sale accounting and recognition of income upon sale of real estate. Primarily during the period from 2000 to 2003, Sunrise sold mature senior living properties to ventures or independent third parties in connection with transforming the business model to a management services model. As part of its development program, Sunrise generally owns real estate during the zoning and permit process through a 100 percent owned subsidiary and then sells a majority of the membership interest in the entity to a third-party investor. Sunrise historically has sold this membership interest at cost and has recorded as income subsequent development fees paid by the venture. As Sunrise never intended to develop the projects without a partner and the legal structure of the transaction was a transfer and a development fee, the transaction was not considered a sale of real estate. In connection with some of Sunrise's sales of real estate, either mature properties or development properties, Sunrise has provided limited guarantees or commitments. These guarantees or commitments have included construction completion guarantees, operating cash flow deficit guarantees to lenders and ventures, limited guarantees of net operating income (credit support) and certain limited debt guarantees. The existence of these guarantees, as well as the amounts funded by Sunrise, have been previously disclosed in Sunrise's publicly filed financial statements. However, in accordance with SFAS 66, Accounting for Sale of Real Estate, based on the nature of these guarantees or commitments, Sunrise is required to defer income or is unable to immediately record the transaction as a sale. This deferral of income recognition or delay in achieving sale accounting does not change the ultimate cash flow from the transaction or economics of the transaction, but rather the timing of the recognition of income. Sunrise will recognize this deferred income when the guarantees or commitments expire or the ventures are recapitalized, refinanced or sold. In the future, Sunrise does not expect to offer guarantees or commitments that would preclude sale accounting. Based on preliminary management estimates, the impact of this adjustment is expected to be a reduction of net income for the periods 1999 through 2005 by approximately $78 million to $82 million. The substantial majority of this reduction in income is expected to be recorded as income during the periods 2006 through 2008.

        o Capitalization of Indirect Project Costs. As part of Sunrise's development program, the Company capitalizes both direct and indirect costs related to the development of real estate projects. A closer examination of these capitalized indirect costs indicated that some of the indirect costs should not have been capitalized in accordance with SFAS 67 Accounting for Costs and Initial Rental Operations of Real Estate Projects. This change will require Sunrise to expense additional amounts early on in the development cycle, and be reimbursed for these costs at the time of sale of the community. Based on preliminary management estimates, the impact of this adjustment is expected to be a reduction of net income for the periods 1999 through 2005 by approximately $7 million to $9 million. The adjustment results in a lower carrying value of the property, which will, in turn, result in greater income when the property is sold. The substantial majority of this reduction in income is expected to be recorded as income during the periods 2006 through 2008.

        o Adjustment to Community Contract Services Reimbursement Revenues and Expense. The Company will make equal adjustments to both community contract services revenues and expenses to exclude expenses for which Sunrise, as manager, is not responsible. Adjustments to the reimbursed expense and corresponding revenues do not impact the Company's net income because the adjustment will reduce both revenue and expense by an equal amount.

        o Capitalized Interest. As permitted under SFAS 58 Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method, Sunrise historically has capitalized interest on our investment in ventures for which the equity therein is utilized to construct buildings. In the accounting review, Sunrise found that as the ventures became more complex and involved multiple projects at various stages of completion, the Company did not stop capitalizing interest when the first project in the venture became operational. Instead Sunrise continued capitalizing interest until the last property in that venture had been constructed. In conjunction with the restatement, Sunrise will adjust its financials to cease capitalizing interest on its equity investment when the first property in a venture portfolio commences operations. Based on preliminary management estimates, the impact of this adjustment is expected to be a reduction of net income for the periods 1999 through 2005 by approximately $3 million. The loss of income from the restatement results in a lower carrying value of the investment, which in turn, results in greater income when the venture is recapitalized, refinanced or sold. The substantial majority of this increase in expense is expected to be recorded as income during the periods 2006 through 2008, when the related ventures are sold or refinanced.

        o Other Adjustments. The Company expects to reduce net income for the periods 1999 through 2005 by approximately $5 million related to other adjustments during the restatement period. The Company will restate its financial statements for adjustments that have come to light as part of its accounting review.

UPDATE ON TIMING OF RESTATEMENT

        Sunrise is close to submission of its recast financial information to the Securities and Exchange Commission (SEC) for its review. This recast financial information will include a summary of the items to be restated and their anticipated impact.

        As previously announced, the board of directors has appointed a special independent committee to review recent insider sales of Sunrise stock and the Company's historical practices related to stock option grants. The special committee has retained independent outside legal counsel to assist in its review. The Board's decision to appoint the special committee followed receipt of a letter from a union shareholder, Service Employees International Union
(SEIU) that was simultaneously sent to news outlets, which resulted in media coverage and a subsequent request by the SEC for information about matters raised in the media reports. The Company believes SEIU's actions are designed to put pressure on management as the union attempts to organize certain of their team members.

        In addition, as previously reported, Sunrise has received comments from the SEC with respect to certain filings, including its Form 10-K, as originally filed for the year ended December 31, 2005. Sunrise has responded to the comments but is unable to predict the timing or outcome of the SEC accounting staff's review of its response or of its to-be-submitted preliminary recast 2005 financial information. Once this review is completed Sunrise will prepare full financial statements, including footnotes and disclosures, for completion of Sunrise's restated 2005 Form 10-K. The filing of this 10-K will also require completion or substantial completion by the special independent committee of its review. Sunrise cannot currently predict the timing of these steps.

        Sunrise expects to file the 2006 Form 10-Qs and Form 10-K as soon as possible following the filing of the restated 2005 Form 10-K. Sunrise also is continuing to cooperate fully with the SEC's information requests and review of matters raised in the media reports prompted by the letter from Service Employees International Union (SEIU).

OUTLOOK

        Excluding the impact of the accounting restatement, Sunrise's business has performed in line with expectations during 2006. The Company continues to experience strong occupancy, increasing average daily rates, the benefits of the industry leading development pipeline and robust acquisition opportunities.

CONFERENCE CALL INFORMATION

        Sunrise will host a conference call today (Tuesday, February 27, 2007) at 10:00 a.m. ET to discuss the Company's preliminary selected financial and operating data. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Brad Rush, chief financial officer, will host the call. The call-in number for the conference call is (800) 811-0667 or (913) 981-4901 (no password required). Those interested may also go to the Investor Relations section of the Company's website, www.sunriseseniorliving.com, to listen to the call. A telephone replay of the call will be available until March 6, 2007 by dialing (719) 457-0820 or
(888) 203-1112 (passcode: 7022410). The live broadcast of the conference call will also be available on-line at the Company's website in the Investor Relations section. The on-line replay will follow shortly after the call and continue through May 25, 2007.

ABOUT SUNRISE

        Sunrise Senior Living, a McLean, Va, based company, employs approximately 40,000 people. At December 31, 2006, Sunrise operated 440 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 52,000 residents. At year end, Sunrise also had 41 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release, including as to the nature of the restatement adjustments, the timing of completion of the restatement and filing of Sunrise's restated 2005 Form 10-K, Form 10-Qs for the first three quarters of 2006 and 2006 Form 10-K, may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including, but not limited to; identification of any additional matters requiring restatement, the length of time needed for Sunrise to complete the restatement, and for Ernst & Young LLP to complete their procedures for any reason, including the detection of new errors or adjustments, the time required to clear comments with the SEC and other risks that are detailed in the Company's annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                           SUNRISE SENIOR LIVING, INC.
                            SUPPLEMENTAL INFORMATION
                             AS OF DECEMBER 31, 2006
                    ($ in millions except average daily rate)


                                                      COMMUNITIES       RESIDENT CAPACITY
                                                --------------------   -------------------
                                                 Q4 06       Q4 05       Q4 06      Q4 05
                                                --------    --------   --------   --------
COMMUNITY DATA (1)
  Communities managed for third-party owners         193         198     23,462     26,208
  Communities in ventures                            184         156     20,533     16,485
  Communities consolidated                            63          61      8,175      7,980
                                                --------    --------   --------   --------
    Total communities operated (2)                   440         415     52,170     50,673
                                                ========    ========   ========   ========

Percentage of Total Operating Portfolio
---------------------------------------
  Assisted Living                                                            72%        67%
  Independent Living                                                         23%        24%
  Skilled Nursing                                                             5%         9%
                                                                       --------   --------
    Total                                                                   100%       100%
                                                                       ========   ========

                                                              Q4 06      Q4 05    % CHANGE
                                                            --------   --------   --------
SELECTED OPERATING RESULTS
Same-Community Owned Portfolio
 Operating Results (3)
    Number of communities                                        176        176          -
    Resident capacity                                         18,135     18,135          -
    Revenue                                                 $  237.6   $  224.7        5.7%
    Community operating expense (4)                         $  161.0   $  152.1        5.8%
    Occupancy                                                   93.9%      94.0%      -0.1%
    Average daily rate (5)                                  $ 148.41   $ 140.13        5.9%

                                                              Q4 06      Q4 05    % CHANGE
                                                            --------   --------   --------
Selected Total Portfolio Operating Results (6)
----------------------------------------------
    Total revenue of communities under management           $  576.1   $  529.7        8.8%

                                                  Q1 07       Q2 07      Q3 07      Q4 07
                                                --------    --------   --------   --------
Number of Development Communities to be Opened
----------------------------------------------
 (Resident Capacity)
 -------------------
Consolidated communities (7)                      2 (172)          -     1 (256)         -
Venture communities                               4 (297)     7 (704)     3(326)    5 (549)
Managed communities (8)                                -           -      2(439)   4 (1002)

   Notes

        (1) Community data does not reflect any potential changes in categories for communities impacted by the accounting review.
        (2) During the fourth quarter of 2006, Sunrise opened nine communities and assumed management of four communities. There were also seven management contracts terminated in the fourth quarter.
        (3) Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the fourth quarter of 2006 and 2005. This includes consolidated and venture communities.
        (4) Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.
        (5) Average daily rate excludes community fees.
        (6) Includes revenue for all communities operated by Sunrise.
        (7) Communities have been or are expected to be acquired by a third party or joint venture prior to opening.
        (8) Includes communities developed by Greystone Communities, Inc. a wholly-owned subsidiary.